Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 56 to Registration Statement No. 002-89550 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company (“the Company”) on Form N-4 of our report dated April 7, 2017 on the financial statements and financial highlights of each of the investment divisions of the FutureFunds Series Account of the Company and of our report dated March 1, 2017 on the consolidated financial statements of the Company and subsidiaries, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 21, 2017